EXHIBIT 12

                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2005

                              COMPUTATION OF RATIOS

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
RETURN ON AVERAGE ASSETS                             Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS' EQUITY               Net income/Average stockholders' equity

NET INTEREST MARGIN                                  Fully tax equivalent net interest income/Average earning assets

EFFICIENCY RATIO                                     (Other expense less intangible amortization)/(Fully tax equivalent net interest income plus non-interest income)

AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE ASSETS       Average stockholders' equity/Average assets

AVERAGE LOANS TO AVERAGE DEPOSITS                    Average gross loans/Average deposits

TIER 1 CAPITAL RATIO                                 Stockholders' equity less intangible assets and securities mark-to-market capital reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL RISK-BASED CAPITAL RATIO                       Tier 1 Capital plus allowance for loan losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                                Tier 1 Capital /Quarterly average assets

DIVIDEND PAYOUT RATIO                                Dividends declared/Net income

BOOK VALUE PER SHARE                                 Total stockholders' equity/Common shares outstanding at year-end

TANGIBLE BOOK VALUE PER SHARE                        (Total stockholders' equity less goodwill and other intangible assets)/
                                                     Common shares outstanding at fiscal year-end


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